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Exhibit 5.1

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, Massachusetts 02110-1726
Tel. +1.617.341.7700
Fax: +1.617.341.7701
www.morganlewis.com

July 31, 2019

Leap Therapeutics, Inc.
47 Thorndike Street, Suite B1-1
Cambridge, MA

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the filing of a Registration Statement on Form S-1, dated July 31, 2019 (the "Registration Statement") by Leap Therapeutics, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") for purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), the resale of 5,587,461 shares of the Company's common stock, of which: (i) 330,000 shares (the "Commitment Shares") have been issued to Lincoln Park Capital Fund, LLC ("Lincoln Park") and (ii) 5,257,461 shares (the "Agreement Shares" and together with the Commitment Shares, the "Shares") are reserved for issuance pursuant to a purchase agreement, dated July 10, 2019 (the "Purchase Agreement"), by and between the Company and Lincoln Park.

        As counsel to the Company, we have reviewed the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares pursuant to the Purchase Agreement. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of public officials, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal capacity and competence of each individual executing any document.

        This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

        Based on such examination and subject to the foregoing, we are of the opinion that: (i) the Commitment Shares are duly and validly issued, fully paid and non-assessable and (ii) the Agreement Shares, when issued and delivered by the Company against payment therefor as contemplated by the Purchase Agreement, will be duly and validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to this firm therein and under the heading "Legal Matters" in the Prospectus Supplement included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the registration of the Shares for resale under the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP

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  Exhibit 5.1